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Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
VERINT SYSTEMS INC.
(a Delaware corporation)

        VERINT SYSTEMS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        A. The name of the corporation is Verint Systems Inc. The corporation was originally incorporated under the name Interactive Information Systems Corporation and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 23, 1994.

        B. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:

        FIRST:    The name of the Corporation is Verint Systems Inc. (the "Corporation").

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is c/o XL Corporate Services Inc., 15 East North Street, Dover, Delaware 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is XL Corporate Services Inc.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the "DGCL").

        FOURTH:    (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 122,500,000, of which 120,000,000 shares shall be common stock having a par value of $0.001 per share ("Common Stock") and 2,500,000 of which shares shall be preferred stock having a par value of $0.001 per share ("Preferred Stock").

        (b) Effective as of 5:00 p.m., New York City time, on the date that this Amended and Restated Certificate of Incorporation is filed with the Office of the Secretary of the State of Delaware (the "Effective Time"), each 5.11 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of capital stock of the Corporation, be converted into and become one share of a validly issued, fully paid and non-assessable share of the Common Stock of the Corporation authorized for issuance pursuant to this Amended and Restated Certificate of Incorporation. Only whole shares of Common Stock will be issued. Fractional share interests created as a result, if any, shall be rounded up to the next whole number of shares of Common Stock.

        (c) Designation of Preferred Stock Terms. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereon. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

    1.
    the designation of the series, which may be by distinguishing number, letter or title;

    2.
    the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

    3.
    the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

    4.
    whether dividends, if any, shall be cumulative or noncumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall cumulate;

    5.
    if the shares of such series may be redeemed by the Corporation, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or of another corporation or other entity) for which, the period or periods within which, and the other terms and conditions upon which, the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

    6.
    the amount payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

    7.
    provisions, if any, for the conversion or exchange of the shares of such series, at any time or times, at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of capital stock of the Corporation or into any other security of the Corporation, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

    8.
    restrictions on the issuance of shares of the same series or of any other class or series of capital stock of the Corporation, if any; and

    9.
    the voting rights and powers, if any, of the holders of shares of the series.

        (d) Powers, Privileges and Rights Pertaining to the Common Stock. The powers, privileges and rights pertaining to the Common Stock shall be subject to the powers, privileges, preferences and rights pertaining to the Preferred Stock and any and all series thereof. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters and proposals presented to the stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise provided by law or by another provision of the certificate of incorporation of the Corporation or by a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters or proposals presented to the stockholders. Notwithstanding the foregoing, the holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment of the certificate of incorporation of the Corporation (including any amendment of any provision of a Preferred Stock Designation) that solely relates to the powers, privileges, preferences or rights pertaining to one or more outstanding series of Preferred Stock, or the number of shares of any such series, and does not affect the number of authorized shares of Preferred Stock or the powers, privileges and rights pertaining to the Common Stock, if the holders of any of such series of Preferred Stock are entitled, separately or together with the holders of any other series of Preferred Stock, to vote thereon pursuant to the certificate of incorporation of the Corporation (including any Preferred Stock Designation) or pursuant to the DGCL, unless a vote of holders of shares of Common Stock is otherwise required by any provision of the Preferred Stock Designation for any such series or any other provision of the certificate of incorporation of the Corporation fixing the powers, privileges, powers and rights of any such series or the qualifications, limitations or restrictions thereon or is otherwise required by law. Holders of shares of Preferred Stock (of any series) shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote, except as may be explicitly provided by any Preferred Stock Designation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to another provision of the certificate of incorporation of the Corporation (including any Preferred Stock Designation).

        FIFTH:    In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter, change, adopt or repeal any or all By-laws of the Corporation; provided, however, that any By-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

        SIXTH:    Election of directors need not be by written ballot.

        SEVENTH:    The number of directors of the Corporation shall be fixed from time to time by affirmative vote of a majority of the directors then in office.

        EIGHTH:    A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither the amendment nor the repeal of this Article EIGHTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

        NINTH:    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL and any other applicable law, as from time to time in effect, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer, employee or agent may be entitled apart from the foregoing provisions.

* * *

         C. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and has been duly adopted by written consent of stockholders of the Corporation in accordance with the provisions of Section 228(a) of the DGCL.

        IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation as of the 19th day of April, 2002.

/s/ DAN BODNER Dan Bodner President and Chief Executive Officer

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Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF VERINT SYSTEMS INC. (a Delaware corporation)